Exhibit 3

AGREEMENT

JOINT FILING OF SCHEDULE 13D

AND ALL FUTURE AMENDMENTS

TO SCHEDULE 13D

Each of the undersigned hereby agrees to file jointly the Statement on Schedule 13D to which this Agreement is attached, and any amendments to the Statement on Schedule 13D (collectively, the “Schedule 13D”) with respect to shares of common stock of RCM Technologies, Inc. which may be deemed necessary, pursuant to Regulation 13D under the Securities Exchange Act of 1934.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any future amendments to the Schedule 13D, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness or accuracy of information concerning any other party unless such party knows or has reason to believe that such information is inaccurate.

It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the Statement on the Schedule 13D, and applies to any future amendments to the Schedule 13D, filed on behalf of each of the parties hereto.

Date: January 19, 2012

IRS PARTNERSHIP NO. 19, L.P.

By:	M2O, Inc., its General Partner

By:	/s/ Michael O’Connell
Name: Michael O’Connell
Title: Chief Executive Officer

THE LEONETTI/O’CONNELL FAMILY FOUNDATION

By:	/s/ Michael O’Connell
Name: Michael O’Connell
Title: Secretary, Chief Financial Officer and Director

M2O, INC.

By:	/s/ Michael O’Connell
Name: Michael O’Connell
Title: Chief Executive Officer

THE MICHAEL F. O’CONNELL AND MARGO L. O’CONNELL REVOCABLE TRUST

By:	/s/ Michael O’Connell
Name: Michael O’Connell
Title: Trustee

/s/ Michael O’Connell
Name: Michael O’Connell

STONNINGTON GROUP, LLC

By:	/s/ Nicholas Stonnington
Name: Nicholas Stonnington
Title: Managing Member and Principal

/s/ Christopher Kiper
Name: Christopher Kiper

/s/ Bradley Vizi
Name: Bradley Vizi

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